FORCE ENERGY CORP. ANNOUNCES INTENT TO DRILL WYOMING’S DRIPPING ROCK

DENVER, CO, April 17, 2008 - Force Energy Corp. (OTC.BB: FORC) (hereafter “Force”, “the Company”) is pleased to announce the intent to develop the “Dripping Rock Prospect.” Force has entered into an LOI (Letter of Intent) with Desert Mining Inc. to farmout the Dripping Rock Prospect located in Sweetwater County Wyoming: 6th Principal Meridian, Range 94W, Township 14N, Section 6 to the Company.

Under the terms of the agreement Force shall pay its share of the lease costs of $363,000 and dry hole costs of $2,000,000 by July 15, 2008 for 75% WI (Working Interest). Upon Completion through tanks, on the “earning well,” Force shall earn an assignment on the entire lease and all working interest parties shall pay their pro-rata share of any additional wells drilled on the lease. Total A.F.E. (Authority for Expenditure) for the “earning well” is estimated at $3,634,864 and all adjustments to the A.F.E. shall be credited back to the Farmee.

In order to complete on the Dripping Rock Prospect, the Company will need to raise sufficient financing for its share of the costs. Force is currently in negotiations with several investors to raise the necessary funds.

Dripping Rock wells are prolific with reserves up to 20 BCF (Billion Cubic Feet) per well. The average Dripping Rock well has a EUR (Estimated Ultimate Recovery) of 10BCF. Currently permitted to drill are 8 wells on 80 acre spacing with the possibility of down spacing to 40 acres. Assuming 50% recovery of the average Dripping Rock EUR, drilling 8 wells at $4.50/gas represents an estimated $180,000,000 of gas potential in the ground.

John Heinz, Geologist Reports on the Prospect:

Dripping Rock Field produces gas mainly from the Cretaceous Upper Almond Formation. The producing sand is a stratigraphically trapped sand bar pinching out updip on the east side of the field. The wells in the field are prolific with reserves up to 20 BCF per well. The average well in Dripping Rock has a EUR of 10 BCF. Typical completion includes a frac. The Almond Sand is overpressured.

The Celsius MDU-20 well is located 90’ fnl, 1,120’fel of section 6 and was drilled to 12,700’. Intermediate casing was set to 11,007’, but no completion was attempted due to mechanical problems. No tests were run. The intermediate casing is still in this well to a depth of 11,007’. Celsius tried to set two cement plugs below the intermediate casing. Both plugs were unsuccessful due to leaking high-pressure gas. Celsius was unable to successfully kill the well with 13.6# mud. The well was finally plugged by placing a cement retainer in the intermediate casing at 9,855’. Everything below this retainer is high-pressured gas.

The Upper Almond sand was encountered in the Celsius MDU 20 well (12425-12458) and is well developed with 20’ of over 12% porosity. This is typical of producing wells in the field. The Almond was cored but no description is available. The resistivity is 10ohms. The proposed location should encounter the Upper Almond 50’ high to this well.

The best Almond sand is seen in the Almond Main body (12595-12620’) where 16’ of sand with over 12% porosity and gas effect was encountered. This sand is not present in the updip wells or in the well in the south half of section 6. This sand is comparable in porosity and resistivity to the upper Almond Sand and has the added advantage of not having been depleted by updip wells.

A secondary target is seen in the Lewis, which has several potentially productive sands. Reserves for the Lewis in the Dripping Rock Field are hard to assess as it is co-mingled with the Almond in the rare instances where it is completed. The nearest “Lewis only” production is in sec 5-T13N-R95W (seven miles to the southwest) where 15' of very tight Lewis sand has cumulated 1.8 BCF. The porosity of the Lewis sand at Dripping Rock is considerably better than this well. The Lewis is overpressured. The mud logs indicate overpressured gas from 10000’ with continuous gas flares reported to the bottom of the hole, even when the mud weight was raised to 13.5 pounds

The second well in section 6 is the MDU 3 located in NWSE. This well has the Upper Almond sand (producing sand for the field) developed. The upper Almond in this well is 90’ downdip from the MDU 20 well and 140’ downdip from the proposed location. Pipe was run and the Upper Almond zone was perforated. This well flowed at rates 18mcf gas and 47 barrels of water during a short test. The well was abandoned without further stimulation. The core from this well had water saturations of 35% and less in the upper 10’. The resistivity logs indicate gas in the upper 10’ of the Upper Almond. This well may be at the gas water contact although there appears to be a substantial transition zone that makes the contact hard to pick if it exists in this wellbore. All the wells in the field produce some water along with the gas. The average water production starts at 20 barrels per day and decreases along with the gas production.

The proposed location is the substantially updip to both the existing wells in section 6.

About Force Energy Corp.

Force Energy Corp. is an Oil & Gas Exploration and Development Company based in Denver, CO with a focus on Wyoming. Using a geology-based methodology, the US Geological Survey estimate a mean of 2.4 trillion cubic feet of undiscovered natural gas, a mean of 41 million barrels of undiscovered oil, and a mean of 20.5 million barrels of undiscovered natural gas liquids in the Wind River Basin Province of Wyoming. They further estimate a mean of 84.6 trillion cubic feet of undiscovered natural gas, a mean of 131 million barrels of undiscovered oil, and a mean of 2.6 billion barrels of undiscovered natural gas liquids in the Southwestern Wyoming Province. Force Energy Corp. has entered into LOI’s to drill and develop two prospects located within each of these prolific areas. The Company’s shares are publicly traded on the NASDAQ OTCBB under the ticker symbol FORC.

On behalf of the Board of Directors

FORCE ENERGY CORP.

Legal Notice Regarding Forward-Looking Statements

Legal Notice Regarding Forward-Looking Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom we have contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information on risks for the Company can be found in filings on Edgar of other junior oil and gas exploration companies with the US Securities and Exchange Commission.

Contact:

Investor Relations
Innercomm
1-877-305-1167
Scott Martin
smartin@innercomm.com
www.forceenergycorp.com